Exhibit 99.1

Investor Contact:

Joanne Keates
Vice President, Investor Relations
MSC.Software
(714) 444-8551
joanne.keates@mscsoftware.com

MSC Software Receives Revised Merger Proposal

SANTA ANA, Calif. – September 22, 2009 – MSC.Software Corporation (NASDAQ: MSCS), a leading global provider of simulation software and services, announced today that, on September 21, 2009, the MSC Board of Directors received a revised offer from third-party private equity firms to acquire all of the issued and outstanding common shares of MSC for $8.30 in cash, subject to certain terms and conditions (the “New Offer”).

As previously announced, on July 7, 2009, MSC entered into an Agreement and Plan of Merger among MSC, Maximus Holdings Inc., a wholly-owned subsidiary of Symphony Technology Group (“Symphony”), and Maximus Inc. (the “Symphony Agreement”) under which Symphony agreed to acquire MSC for $7.63 per share in cash.  On September 16, 2009, the MSC Board of Directors received a revised offer to acquire MSC for $8.15 per share in cash (the “Symphony Revised Offer”) from an affiliate of Symphony.  The Symphony Revised Offer was made in response to a substantially similar offer made on September 14, 2009 by the parties making the New Offer.  After reviewing the New Offer in light of the Symphony Revised Offer, the MSC Board of Directors determined that the New Offer constituted a “Superior Proposal” as defined in the Symphony Agreement.

MSC provided notice on September 21, 2009 to Symphony of the MSC Board’s determination that the New Offer constitutes a Superior Proposal and of its intention to terminate the Symphony Agreement and enter into a binding written definitive agreement concerning the New Offer after the expiration of the five business day notice period ending Monday, September 28, 2009 specified in the Symphony Agreement. Under the Symphony Agreement, Symphony has the right to make a responsive offer prior to the expiration of such five business day-period, and MSC may terminate the Symphony Agreement only if the MSC Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the New Offer continues to be a Superior Proposal in light of any responsive offer.

About MSC.Software Corporation

MSC.Software Corporation (NASDAQ: MSCS) is a global leader of simulation solutions that help companies make money, save time and reduce costs associated with designing and testing manufactured products. MSC works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software, services and systems. MSC employs more than 1000 people around the world. For additional information about MSC’s products and services, please visit www.mscsoftware.com.

Important Information For Investors And Stockholders

MSC.Software Corporation has filed a proxy statement with the SEC in connection with the merger relating to the Symphony Agreement.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by MSC.Software Corporation are available free of charge by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

MSC.Software Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MSC.Software Corporation in connection with the merger relating to the Symphony Agreement.  Information regarding the interests of these directors and executive officers in the transaction described herein is set forth the proxy statement described above.  Additional information regarding these directors and executive officers is also included in MSC.Software Corporation’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2009.  This document is available free of charge at the SEC’s web site at www.sec.gov, and from MSC.Software Corporation by contacting Investor Relations by telephone at (714) 444-8551, or by mail at MSC.Software Corporation, Investor Relations, 2 MacArthur Place, Santa Ana, CA 92707 USA, or by going to MSC.Software Corporation’s Investor Relations page on its corporate web site at http://ir.mscsoftware.com/.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve numerous risks and uncertainties.  The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed merger relating to the Symphony Agreement, the management of the company and the company’s expectations, beliefs and intentions.  All forward-looking statements included in this document are based on information available to MSC.Software Corporation on the date hereof.  In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.  No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Neither MSC.Software Corporation nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements.  There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond MSC.Software Corporation’s control.  These factors include: failure to obtain stockholder approval of the proposed merger relating to the Symphony Agreement; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction relating to the Symphony Agreement for other reasons; changes in laws or regulations; and changes in general economic conditions.  MSC undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information please refer to MSC.Software Corporation’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.